Exhibit 99.1

Upstream Biosciences Inc. Appoints University of British Columbia Dean of Pharmaceutical Sciences Robert Sindelar To Scientific Advisory Board

June 14, 2006 - Upstream Biosciences Inc. (OTCBB:UPBS) ("Upstream" or "the Company"), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, has announced today the appointment of Dr. Robert D. Sindelar to its scientific advisory board. Dr. Sindelar is Professor and Dean of the Faculty of Pharmaceutical Sciences at The University of British Columbia.

Dr. Sindelar’s expertise lies in medicinal chemistry, computer-aided drug discovery and design, pharmaceutical biotechnology, and creating opportunities to integrate innovation into the health care system. He maintained an active research program that focused on the human immune system and drug design for related diseases. This work resulted in more than $14 million (US$) in extramural funding as Principle (PI) and Co-PI Investigator, about 60 refereed journal articles, six U.S. patents, several foreign patents and over 100 scientific and professional presentations. He serves as a member of the editorial boards of various scientific journals, including The APhA Biotechnology Initiative, Current Medicinal Chemistry, Current Patents in Infectious Diseases, Medicinal Chemistry, and the journal IDrugs: The Investigational New Drug Journal. Besides having co-edited a popular textbook on pharmaceutical biotechnology, which has been translated into several languages, Dr. Sindelar is the recipient of several School and University-wide teaching honors. In addition to his leadership role in the Faculty, Dr. Sindelar continues to teach in the professional undergraduate curriculum in several courses. He has been active in promoting the profession of pharmacy, the BC biotechnology community and life sciences research with numerous government and health care stakeholders at the national and local levels. He currently sits on the Council of The College of Pharmacists of British Columbia, serves on the Board of Directors of BC Biotech and serves on other scientific advisory boards.

"Dr. Sindelar's extensive experience in the pharmaceutical sciences coupled with his knowledge of the healthcare system could help accelerate our research." says Upstream CEO Joel Bellenson. "We are pleased to add another prominent member of the heathcare community to our team."

"Genetics will play an ever-increasing role in explaining, and eventually predicting, the effectiveness of drug therapy." says Dr. Sindelar. "A patient's genetic profile can have a significant impact on drug response, both the desired effect, but also adverse drug reactions."

Upstream is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility. Upstream is also developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile. According to the Journal of the American Medical Association, each year 100,000 people die in the United States due to adverse reactions to prescription drugs.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

About Upstream Biosciences Inc.

Upstream Biosciences Inc. is an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response founded in 2004. Upstream discovers, develops, and licenses genetic based diagnostics for cancer susceptibility and drug response. Upstream's proprietary data mining pipeline enables it to locate and analyze genetic variations in the regions of DNA 'upstream' of the gene, the 'gene switches,’ which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company may become an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) Dr. Sindelar can help the Company discover effective diagnostic tools; (iii) genetic research could have a major impact in the field of diagnostics; (iv) Dr. Sindelar may assist the Company in discovering new diagnostic markers; (v) the Company is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility; (vi) the Company is developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile; (vii) the Company may discover, develop and license its genetic based diagnostics for cancer susceptibility and drug response; and (viii) the Company’s data mining pipeline may enable the Company to locate and analyze genetic variations in the regions of DNA which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company's products not developing as expected; (vii) the Company's inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.